The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting

EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling

1-877-858-5407.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change.

The information in this free writing prospectus may reflect parameters, metrics or scenarios specifically requested by you. If so, prior to the time of your commitment to purchase, you should request updated information based on any parameters, metrics or scenarios specifically required by you.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the asset-backed securities referred to in this free writing prospectus and to solicit an indication of your interest in purchasing such securities, when, as and if issued. Any such indication of interest will not constitute a contractual commitment by you to purchase any of the securities.

You may withdraw your indication of interest at any time.

Final Terms of the Offered Certificates

Class	Initial Principal Balance(1)	Pass-Through Rate	Initial Rating (S&P/Moody’s/ Fitch)	Assumed Final Distribution Date	Expected Final Distribution Date	Designation

Offered Certificates:
A1A	$71,333,000	Floating(2)	AAA/Aaa/AAA	December 2036	June 2013	Senior
A1B	$71,333,000	Floating(2)	AAA/Aaa/AAA	December 2036	June 2013	Senior
A2	$223,892,000	Floating(2)	AAA/Aaa/AAA	December 2036	December 2008	Senior
A3	$50,340,000	Floating(2)	AAA/Aaa/AAA	December 2036	April 2009	Senior
A4	$101,353,000	Floating(2)	AAA/Aaa/AAA	December 2036	April 2013	Senior
A5	$31,431,000	Floating(2)	AAA/Aaa/AAA	December 2036	June 2013	Senior
M1	$27,556,000	Floating(2)	AA+/Aa1/AA+	December 2036	January 2011	Mezzanine
M2	$25,438,000	Floating(2)	AA/Aa2/AA+	December 2036	April 2013	Mezzanine
M3	$14,480,000	Floating(2)	AA/Aa3/AA	December 2036	June 2013	Mezzanine
M4	$13,071,000	Floating(2)	AA-/A1/AA-	December 2036	June 2013	Mezzanine
M5	$12,364,000	Floating(2)	A+/A2/A+	December 2036	June 2013	Mezzanine
M6	$11,305,000	Floating(2)	A/A3/A	December 2036	June 2013	Mezzanine
M7	$10,951,000	Floating(2)	BBB+/Baa1/A-	December 2036	June 2013	Mezzanine
M8	$8,832,000	Floating(2)	BBB/Baa2/BBB	December 2036	June 2013	Mezzanine
M9	$4,946,000	Floating(2)	BBB-/Baa3/BBB	December 2036	June 2013	Mezzanine
M10	$4,946,000	Floating(2)	BB+/Ba1/BBB-	December 2036	June 2013	Mezzanine
Total Offered Certificates:	$683,571,000

Non-Offered Certificates:
M11	$7,419,000	Floating(2)	BB+/Ba2/BB	December 2036	June 2013	Mezzanine
X	N/A(3)	N/A	Not Rated	December 2036	December 2036	Subordinate
P	$100	N/A(4)	Not Rated	December 2036	December 2036	Prepayment Premium Only
R	N/A(5)	N/A	Not Rated	December 2036	December 2036	Residual
Total Non-Offered Certificates:	$7,419,100

Total Certificates:	$690,990,100

(1)

The certificates are subject to a variance of no more than 5% prior to their issuance.

(2)

The pass-through rate on this class of certificates may change from distribution date to distribution date based on LIBOR (the London Interbank Offered Rate), is subject to a cap and will increase on the first distribution date after the holder of a majority interest in the Class X Certificates is first permitted to direct the servicer to exercise the optional termination of the issuing entity.

(3)

These certificates will not have a certificate principal balance.

(4)

The Class P Certificates will not be entitled to distributions in respect of interest.  The Class P Certificates will be entitled to all prepayment premiums or charges received in respect of the mortgage loans.

(5)

The Class R Certificates will not have a certificate principal balance and are the class of certificates representing the residual interests in the issuing entity.